Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
65.6880.9600 phone 65.6880.9580 fax www.kns.com

Kulicke & Soffa Appoints Garrett E. Pierce as Chairman of the Board of Directors

Singapore - August 18, 2014 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa”, “K&S” or the “Company”) today announced the appointment of Garrett E. Pierce as Chairman of the Board of Directors. Mr. Pierce will replace MacDonell Roehm, Jr. who is stepping down as Chairman having reached the Company’s customary retirement age. Mr. Pierce will become Chairman effective September 28, 2014.

Mr. Pierce has served on the K&S Board of Directors since 2005 and is the Chairman of the Audit Committee. He is the Chief Financial Officer and a member of the Board of Directors of Orbital Sciences Corporation (NYSE: ORB), one of the world’s leading space technology companies, positions he has held since 2000.

MacDonell Roehm, Jr., Chairman of the K&S Board of Directors, said, “Garrett’s extensive experience and strong leadership roles in publicly-traded technology companies, in addition to his deep knowledge and familiarity with Kulicke & Soffa, make him the ideal candidate to take over the Chairman position. I’m extremely confident Garrett can provide meaningful insight and direction to the K&S management team in navigating its strategic growth initiatives.”

Mr. Pierce said, “On behalf of the Board and the Company, I would like to thank Don for his thirty years of service on the K&S Board. His guidance has been a critical part of the Company’s success over the years. I look forward to working with the other members of the Board and with the Company’s management team. With its leading market positions, strong balance sheet and aggressive organic initiatives, K&S is in a unique position to drive meaningful value creation going forward.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment.  As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades.  In recent years, K&S has expanded its product offerings through strategic acquisitions, adding wedge bonding and a broader range of expendable tools to its core ball bonding products.  Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contacts: Kulicke & Soffa Joseph Elgindy Investor Relations & Strategic Planning P: +1-215-784-7518 F: +1-215-784-6180 jelgindy@kns.com	Kulicke & Soffa Industries, Inc. Sheila Frese Public Relations P: +1-949-399-2930 F: +1-949-660-0444 sfrese@kns.com